EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 5, 2004, accompanying the consolidated balance sheets of Interleukin Genetics, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive loss, and cash flows for the years then ended in the Annual Report of Interleukin Genetics, Inc. on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the registration statements on Form S-3 (Nos. 333-83631, 333-53558, 333-56558, 333-101088, and 333-107782) and on Form S-8 (Nos. 333-37343, 333-67147, 333-32538 and 333-62638) of Interleukin Genetics, Inc. and subsidiary.

/s/ GRANT THORNTON LLP

Boston, Massachusetts
March 26, 2004